EXHIBIT 99.1
Z-COTE HP-2 BRAND SUPPLY AGREEMENT
     This Z-Cote HP-2 zinc oxide and Z-Cote HP-2 titanium dioxide, Supply Agreement dated as of May 15, 2006, (the “Agreement”) is entered into between BASF Corporation, a Delaware corporation with its principal place of business in Florham Park, New Jersey (“BASF”), and Nanophase Technologies Corporation, a Delaware corporation with its principal place of business in Romeoville, Illinois (“Nanophase”).
Background
     1. BASF markets and sells cosmetic ingredients that include zinc oxide and titanium dioxide for inclusion in consumer products, and is the owner of patents and proprietary technology related to such products.
     2. Nanophase is the owner of patents and proprietary technologies related to its manufacture of nanocrystalline formulations of zinc oxide, and its patented and patent-pending nanostructured surface treatment for coating nanocrystalline formulations of zinc oxide and titanium dioxide.
     3. BASF wishes to purchase coated nanocrystalline formulations of zinc oxide and titanium dioxide from Nanophase, and Nanophase wishes to sell coated nanocrystalline formulations of zinc oxide and titanium dioxide to BASF, on the terms stated in this Agreement.
     NOW, THEREFORE, BASF and Nanophase agree as follows.
I. PURCHASE AND SALE
     1.01. Agreement to Purchase and Sell. On the terms and conditions of this Agreement, Nanophase agrees to sell to BASF, and BASF agrees to purchase from Nanophase, (a) nanocrystalline formulations of zinc oxide produced and coated by Nanophase with nanostructured surface treatment, using Nanophase’s technology, and meeting the specifications in Exhibit A to this Agreement and produced in accord with those specifications; and (b) nanocrystalline formulations of titanium dioxide, manufactured under the most current good manufacturing practice standards (“cGMP”, as defined in the applicable sections in 21 CFR Parts 210 and 211), and either supplied by BASF or a third party, and coated by Nanophase with nanostructured surface treatment, using Nanophase’s technology, and meeting and produced in accord with such specifications as the parties subsequently will agree upon, and then include in an amendment to Exhibit A to this Agreement (collectively and individually hereinafter referred to as the “Product(s)”). For purposes of clarification, the Products as described above are distinct and different from the product, zinc oxide uncoated and coated, sold by Nanophase to BASF under that certain September 16, 1999 supply agreement between Nanophase and BASF (as successor-in-interest to Sun Smart, Inc), as amended (“Zinc Oxide Supply Agreement”). The Zinc Oxide Supply Agreement shall continue in full force and effect under the terms and conditions of the Zinc Oxide Supply Agreement. The terms of this Agreement apply only to the sale and use of the Product for skin care products, hair care products, sun care products, oral care products, baby care products, toiletries, color cosmetics and topical human sunscreen products (the “Field”).
     1.02. Purchases in 2006. During 2006, BASF from time to time will provide Nanophase with individual purchase orders for the Product. Nanophase will have the ordered Product available for shipment F.O.B. its facility and will deliver the Product to the carrier at the Nanophase loading dock, packaged and labeled in accord with BASF’s written direction provided to Nanophase from time to time, within 45 days after receipt of each individual purchase order provided by BASF during 2006.
     1.03. Forecasts. By December 1, 2006 and each subsequent December 1 thereafter, BASF will give Nanophase BASF’s non-binding forecast for the twelve month period beginning January 1, 2007 and each January 1 thereafter during the term of this Agreement for the Product under this Agreement (the “Annual Forecast”). If the total quantity of Product in BASF’s Annual Forecast exceeds [* * *] kilograms, Nanophase shall notify BASF within 14 days after Nanophase’s receipt of the Annual Forecast whether Nanophase accepts the Annual Forecast. If Nanophase does not accept the Annual Forecast for reasons set forth in the prior sentence, the parties will work together in good faith to manufacture quantity over [* * *] kilograms. Beginning on the month following the date of such Annual Forecast, and each subsequent month during the term of this Agreement, BASF will deliver to Nanophase an updated rolling six-month forecast of BASF’s expected purchase orders from Nanophase for the Product under this Agreement for each month during the next six months (“Rolling Six-Month Forecast”). Only the quantities in the first month and [* * *]% of the second month of each Rolling Six-Month Forecast shall be binding.
     1.04. Orders. BASF agrees to submit monthly purchase orders consistent with this Agreement, which purchase orders are binding.
     1.05. Price. (a) The Price per kilogram of the Product ordered shall be determined in accord with Exhibit B and the quantity of the zinc oxide for pricing purposes under Exhibit B shall be based on the Annual Forecast and any other forecast which BASF may give to Nanophase for products containing zinc oxide. Pricing shall be subject to adjustment as stated in subsection (b). Nanophase shall invoice BASF at the applicable price as set forth in Exhibit B.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

     (b) Within 30 days of the end of each calendar year during the term of this Agreement, Nanophase will deliver to BASF a statement reflecting (i) the amount of the Product invoiced during the preceding calendar year, (ii) the aggregate price initially paid for the Product under Section 1.05 (a), and (iii) the amount payable calculated in accord with Exhibit B based upon amounts actually ordered during the relevant year. If the amount referred to in clause (iii) of the preceding sentence exceeds the amount referred to in clause (ii), BASF will, within 45 days of receiving Nanophase’s statement, pay to Nanophase the amount of such excess, provided that BASF agrees with Nanophase’s proposed statement. If BASF disagrees with Nanophase’s statement, BASF will respond in writing and the parties will work together to resolve any issue and BASF will pay such excess amount within fifteen (15) days of a statement agreed to by BASF and Nanophase. If the amount referred to in clause (ii) exceeds the amount referred to in clause (iii), Nanophase will, within 45 days of its delivering the statement, discuss in good faith with BASF, and agree upon, whether BASF will receive a credit or payment of the amount of such excess, provided that BASF agrees with Nanophase’s proposed statement. If BASF disagrees with Nanophase’s statement, BASF will respond in writing and the parties will work together to resolve any issue and Nanophase will credit or pay such excess amount within fifteen (15) days of a statement agreed to by BASF and Nanophase.
     (c) The pricing set forth in Exhibit B will be subject to annual increases or decreases based upon changes in the index for labor costs as set forth in Exhibit C, and changes in the prices actually paid by Nanophase for zinc metal, all in accord with the calculation described in Exhibit C. The first such adjustment, as applicable, will be made as of January 1, 2007 and will be no more than once per year and effective thirty (30) days after BASF’s receipt of such notice. Prices calculated pursuant to Exhibit C will be fixed without further adjustment for twelve months after they become effective.
     (d) BASF may request in writing that a mutually agreed to third party auditor review the records of Nanophase solely to verify compliance with this Section 1.05. (The auditor will sign an appropriate confidentiality agreement.) In particular, the auditor would confirm the volumes and pricing of Product referenced above. The expenses of such audit will be incurred by BASF unless the audit of Nanophase’s records reveals any material inconsistencies with this Section 1.05 requiring adjustments in payments made hereunder by Nanophase to BASF, in which case the expenses will be paid by Nanophase.
     1.06. Shipping Date. Nanophase will have the Product available for shipment F.O.B. its facility and will deliver the Product to the carrier at the Nanophase loading dock, packaged and labeled in accord with Exhibit A, by the date set forth in the relevant purchase order; provided that, beginning in 2007, Nanophase shall not be required to so ship in any month an amount of more than [* * *]% of the amount shown for such month in the then-most recent Rolling Six-Month Forecast. Nanophase will also have available and (if ordered) provide under this Section 1.06 additional Product equal to the amount of inventory required to be on hand pursuant to Section 3.02; provided that if such additional amount is depleted by orders from BASF it shall only be required to be restored to the extent provided in Section 3.02. Title to the Product, and risk of loss or damage to the Product, each will pass to BASF upon shipment.
     1.07. Warranty; Acceptance. Nanophase warrants (a) that all Product shipped under this Agreement will conform to the specifications in Exhibit A (“Specifications”) and will be manufactured in accord with Exhibit A, and (b) Product will be manufactured in compliance with FDA’s current good manufacturing practices. Nanophase shall be responsible for quality control prior to shipment. Each shipment of the Product shall be accompanied by a certificate of analysis certifying that each such shipment conforms to the Specifications. BASF will issue its certificates of analysis on the basis of the analytical data provided by Nanophase. In the event that BASF believes that any of the Product delivered hereunder fails to conform to the warranty in this Section 1.07, the parties will adhere to the following protocol: (a) BASF will contact Nanophase’s Quality Director and then forward to the Quality Director a sample of the Product that BASF believes is non-conforming; (b) upon receipt of the sample, Nanophase will test it and then notify BASF of the test results; (c) where the test results confirm that the sample is non-conforming, Nanophase will provide BASF with Nanophase’s Return Authorization Number (“RAN”); and (d) to the extent possible, any returned non-conforming Product must be in its original container, with original labels intact, and all paperwork concerning the returned Product must include Nanophase’s RAN. Nanophase shall arrange for and pay for the return of confirmed non-conforming Product to Nanophase. The parties will discuss in good faith and agree upon, on a case-by-case basis, whether as a result of the returned confirmed non-conforming Product, Nanophase will either supply to BASF at no additional charge the same volume of conforming Product as soon as reasonably practicable or grant BASF a refund.
     1.08. Payment. Payment for the Product ordered under this Agreement shall be due on the 30th day after BASF’s receipt of invoice, and, the Product will be invoiced on or after shipment.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

II. EXCLUSIVITY; REQUIREMENTS
     2.01. Nanophase Exclusivity. Nanophase covenants that, during the term of this Agreement, Nanophase will not, directly or indirectly, knowingly sell the Product to any person other than BASF for use in the Field or resale (directly or indirectly) to any person for use in the Field.
     2.02. BASF Requirements. Throughout the term of this Agreement BASF will purchase from Nanophase 100% of its requirements of the Product for use or resale in the Field, except as set forth otherwise herein.
III. CAPACITY
     3.01. Capacity. Nanophase warrants that it has, and will have throughout the term of this Agreement, the capacity to manufacture and ship to BASF in conformity with Exhibit A at least [* * *]% of the monthly average kilograms of the Product reflected for each month in BASF’s most recent Rolling Six-Month Forecast.
     3.02. Inventory. Nanophase shall maintain inventory of manufactured coated or uncoated zinc oxide available to fill orders from BASF equal to approximately two additional months demand based on the aggregate monthly average kilograms of the Product under this Agreement (as reflected in BASF’s most recent Rolling Six-Month Forecast). The parties subsequently will identify and in good faith agree upon the inventory of both coated and uncoated titanium dioxide that Nanophase will maintain. If this inventory required under this Section 3.02 is depleted by orders from BASF, Nanophase will restore the required inventory level as soon as capacity in excess of BASF orders permits.
     3.03. Allocation. Nanophase’s fulfilling its obligations to BASF under this Agreement shall be the first priority of the Nanophase facilities and resources configured and available for production of the Product.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

IV. TERM AND TERMINATION
     4.01. Term. This Agreement is effective as of January 1, 2006 until December 31, 2010 (“Initial Term”) and continues thereafter unless terminated by either party with at least twenty-four (24) months prior written notice. Thus, the first effective date on which the Agreement could be terminated under this Section 4.01 would be December 31, 2010, unless terminated earlier pursuant to other provisions of the Agreement.
     4.02 Effect of Termination. Upon the receipt of notice of termination by either party, BASF has the option to purchase less than the entire one hundred percent (100%) of its requirements set forth in Article II herein, provided that BASF agrees to purchase a minimum of [* * *]percent [* * *](%) of its requirements for Products in the immediate twelve months following receipt of notice of termination, and, thereafter a minimum of [* * *]percent ([* * *]%) of its requirements of Products in the next twelve-month period until the termination of the Agreement is effective (i.e., twenty-four months after the notice of termination).
     4.03 Termination. (a) Either party may terminate this Agreement by notice to the other party that such other party has materially breached this Agreement, subject to the breaching party not having cured such breach within 90 days after receiving the non-breaching party’s notice describing such breach.
     (b) BASF may terminate this Agreement by notice to Nanophase if (i) Nanophase fails to ship in a timely fashion at least [* * *]% of the Product required to shipped in any three-month period under BASF’s Annual Forecast (as defined in Section 1.03), with Product meeting the specifications in Exhibit A and manufactured in accord with Exhibit A; or (ii) the board of directors of Nanophase authorizes the dissolution or winding up of Nanophase, or a receiver is appointed for Nanophase or a substantial portion of its assets, or Nanophase shall make an assignment for the benefit of creditors or other state court insolvency proceedings .
     4.04. Survival of Additional Provisions. The obligations of the parties to make any payments as set forth herein but unpaid on the date of termination and the provisions of Sections 1.07, 1.08 and 4.04, Article V, Article VI, and Article VII shall survive any termination of this Agreement.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

V. TECHNOLOGY TRANSFER
     5.01. Triggering Events. BASF ’s rights to transfer of technology under this Article V shall become effective if: (a) Nanophase gives BASF written notice under Section 4.01, terminating the Agreement; or
     (b) BASF terminates the Agreement under Section 4.03(a) and Nanophase does not cure within the 90 day cure period; or
     (c) BASF terminates this Agreement under Section 4.03(b)(i), with such termination directly resulting from Nanophase’s material breach of its Product shipment obligations, as described under Section 4.03(b)(i), unless Nanophase declares Force Majeure, subject to Nanophase not having cured such breach within 90 days after receiving BASF’s notice describing such breach; or
     (d) BASF terminates this Agreement pursuant to Section 4.03(b)(ii); or
     (e) In the case that Nanophase is in bankruptcy proceedings and Nanophase or its bankruptcy trustee shall reject the Agreement under Section 365(n) of the United States Bankruptcy Code (or any successor provision). For purposes of clarification, all rights and licenses granted pursuant to this Agreement by Nanophase to BASF are for purposes of Section 365(n) of the United States Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code, and the parties agree that BASF, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code or any similar state law.
     5.02. License. (a) In recognition of BASF’s investment in developing product lines that include the Product and BASF’s reliance on continued availability, Nanophase grants to BASF, effective upon (and only upon) a Triggering Event under Section 5.01, a worldwide, exclusive license under U.S. patent nos. 5,460,701; 5,514,349; and 5,874,684 and all corresponding foreign patents and patent applications (the “Licensed Patents”), and any other intellectual property included in the material referred to in Section 5.03 or otherwise relevant to the manufacture of the Product for use in the Field (including without limitation existing and future patent applications or patents and any intellectual property licensed from third parties), with the right to sublicense, to make, have made, use, offer to sell, sell, import, lease or otherwise dispose of the Product solely for use in the Field, and to practice and have practiced any method(s) described and claimed in the Licensed Patents or other intellectual property solely for such purpose. This license is not intended to, and does not, include Nanophase’s NanoArc synthesis technology because that technology is not used to manufacture the Product. The license shall be effective immediately upon the occurrence of all the conditions required for the respective Triggering Event under Section 5.01. However, if the Triggering Event arises under Section 5.01(a) or

5.01(b), BASF shall grant to Nanophase an exclusive royalty-free sublicense to manufacture and sell the Product to BASF for use in the Field during the 24-month period provided in connection with the notice required under Section 4.01. This license includes the right of BASF: (i) to bring suit in its own name, or if required by law, jointly with Nanophase, at BASF’s own expense and on its own behalf, for infringement of the Licensed Patents; and (ii) in any such suit to enjoin infringement and to collect for its use, damages, profits and awards of whatever nature recoverable for such infringement. Nanophase agrees to cooperate in the prosecution of any such proceedings, including by execution of any documents that BASF determines to be necessary or appropriate for such prosecution. In the event that the validity or the priority of the Licensed Patents is challenged in a legal proceeding, BASF shall have the initial right to defend the same, at its own expense, whether the legal proceeding is brought against Nanophase or BASF. Nanophase agrees to cooperate fully with BASF in any such proceeding. This license shall have a term equal to the remaining term of last to expire of the Licensed Patents or any other existing or future patent application or patent to manufacture Product for use in the Field as set forth above in this Section 5.02.
     (b) During the effectiveness of the license granted under subsection (a) above, BASF will pay to Nanophase a royalty of [* * *]% of Net Sales. “Net Sales” shall mean (i) all sales of Product manufactured by BASF or its sublicensees under the license and (ii) the amount of Product included in other products sold by BASF or its sublicensees and manufactured by BASF or its sublicensees under the license (valued at the manufacturer’s then current list price), in either case less any returns, adjustments, allowances, taxes (other than income taxes) and credits, and excluding sales of any Product purchased from Nanophase. BASF will, on or before sixty days after the end of each calendar quarter after effectiveness of the license, deliver to Nanophase a statement setting forth in reasonable detail the calculation of Net Sales and the royalty due for the preceding quarter. Delivery of each statement shall be accompanied by payment of the royalty due for the quarter covered by the statement. Nanophase may request a third party audit, at Nanophase’s expense, of BASF’s and BASF’s sublicensees’ records and supporting documents relating to sales of products including Products manufactured by BASF or BASF’s licensees under the license. Audits will be made during normal business hours by a nationally known independent auditor at the place where the above records are kept. If an audit shows underpayment, BASF will promptly pay Nanophase the amounts due.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

     5.03. Escrow. Ninety days after Nanophase receives BASF’s initial purchase order pursuant to Section 1.02, Nanophase agrees to deposit with a mutually agreed escrow agent, at BASF’s expense, all information that would be required by BASF to configure and operate a facility to manufacture the Product using Nanophase’s technology, including such blue prints and operating instructions and other documentation as may be necessary to duplicate Nanophase’s manufacturing equipment. The information to be deposited in the escrow is not intended to include any information concerning Nanophase’s NanoArc synthesis technology because that technology is not used to manufacture the Product. The Escrow Agreement under which the escrow agent will hold such materials (the “Escrow Agreement”) will provide that such materials will be delivered to BASF only upon (a) following either (i) BASF receiving Nanophase’s notice of the occurrence of a Triggering Event, as described under Section 5.01(a), or (ii) Nanophase receiving BASF’s notice of the occurrence of a Triggering Event under Sections 5.01(b), (c) or (d); or (b) applicable order (as necessary) of a United States Bankruptcy Court following Nanophase’s receiving BASF’s notice of the occurrence of a Triggering Event under Section 5.01(d)(ii).
     5.04. Equipment Purchase Option. Upon the occurrence of a Triggering Event under Section 5.01, BASF shall have the right, at its option, to purchase any or all of the manufacturing, blending, control and packaging equipment required for the production of the Product (including operating manuals and instructions and quality control records) in good working condition at the greater of (a) [* * *]% of the original book value of both such purchased equipment and any associated improvements to such equipment, or (b) [* * *]% of such purchased equipment’s net book value (as reflected on the books of Nanophase in accordance with generally accepted accounting principles consistently applied), F.O.B. Nanophase’s manufacturing facility. Upon the occurrence of a Triggering Event, BASF will also have the right, at its option, to purchase any or all of the inventory of the Product, and work in process or raw materials for the Product, held by Nanophase at a price equal to the cost of such materials, as shown on the books of Nanophase in accordance with generally accepted accounting principles applied on a consistent basis, F.O.B. Nanophase’s manufacturing or warehouse facility. Nanophase will provide up to [* * *] man hours of technology transfer assistance without charge in connection with any such purchase, and will make additional assistance available to BASF at a rate of $[* * *].[* * *] per man hour for each Nanophase employee or contractor providing such technical assistance, together with each such person’s reasonable expenses (travel, meals and lodging expenses) incurred by Nanophase. Nanophase will deliver equipment purchased under this Section 5.04 to its loading dock in good condition and prepared for crating and transport by BASF, and will provide access and cooperation to BASF during normal business hours for removal of all assets purchased pursuant to this Section 5.04. Payment will be due from BASF within 30 days of the date on which BASF takes possession.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

     5.05. Nature of Agreement. This Agreement is intended to be, and shall be treated as, a contract under which Nanophase is a licensor of a right to intellectual property within the meaning of Section 365(n) of the United States Bankruptcy Code (or any successor provision), and the escrow agreement referred to in Section 5.03 is intended to be, and shall be treated as, an agreement supplementary to a contract under which Nanophase is a licensor of a right to intellectual property within the meaning of such Bankruptcy Code Section (or successor provision).
VI. INTELLECTUAL PROPERTY
     6.01. Ownership of Intellectual Property. Nanophase and BASF each agree that, as between them, all patents, trademarks, trade secrets, know-how and other intellectual property developed by or registered in the name of either party shall remain the property of that party. Each party acknowledges and agrees that, except as expressly stated herein and except for the implied license of BASF and its customers to use and sell the Product purchased from Nanophase, no license, implied or otherwise, is granted hereby under any patent, trademark, trade secret, patent or trademark application or any other intellectual property right. Nothing contained in this Agreement shall (i) limit the right of Nanophase to enter into agreements from time to time which grant rights under patents or patent applications for products other than for the Product for use in the Field or (ii) affect rights granted to third parties by Nanophase for products other than the Product for use in the Field.
     6.02. Confidentiality. As used in this Agreement, “Confidential Information” means (a) all confidential or proprietary information (including without limitation financial information and business information such as customer lists) that is or has been disclosed by Nanophase to BASF or by BASF to Nanophase, and (b) all confidential information, trade secrets, know-how, and all other intellectual property that would be adversely affected by disclosure. Nanophase and BASF agree that they will not, and will not permit their respective officers, employees, agents and representatives to, without first obtaining the written consent of the other party, use, sell or disclose any Confidential Information, except as expressly contemplated hereby and except that Confidential Information may be disclosed by the party that owns it. Subject to prior specific consent of the other party, either party may disclose Confidential Information to potential customers, and to other third parties to the extent necessary to permit any such third party to assist in manufacturing or marketing activities, provided that any such potential customer or third party to whom Confidential Information is disclosed shall execute a confidentiality agreement no less restrictive than this Section 6.02. “Confidential Information” does not include (i) information that is or becomes (other than by disclosure in violation of this Agreement) generally available to the public, (ii) information that the receiving party can show was known to the receiving party prior to its disclosure by the other party, (iii) information acquired by the receiving party from a third party without continuing restriction on use or breach of any obligation to the other party to this Agreement, (iv) information that a party can show by contemporaneous written records was developed by that party without reference to the other party’s Confidential Information, or (v) information required to be disclosed by law, provided that prompt notice and an opportunity to seek a protective order is given to the other party prior to disclosure. Nanophase and BASF agree that this Agreement and the Exhibits hereto are Confidential Information subject to this Section 6.02. BASF consents to the disclosure of the relationship contemplated by this Agreement in filings by Nanophase with the U.S. Securities and Exchange Commission relating to publicly traded securities of Nanophase, and the filing of this Agreement as a related exhibit; provided that Nanophase shall diligently seek confidential treatment of all pricing information. Nanophase consents to the disclosure of this Agreement to shareholders, investors, and other third parties with whom BASF has significant business relationships, provided that any party to whom BASF makes disclosure shall agree to keep all pricing information confidential.
     6.03. Representations. Nanophase represents to BASF that: (i) Nanophase has full authority to enter into this Agreement; (ii) to the best of Nanophase’s knowledge, the Products and the manufacture of the Products do not infringe any patent, trade secret or other proprietary right of any third party; and (iii) Nanophase is not aware of any claim of infringement of any patent, trade secret or other proprietary right having been made or pending against Nanophase relative to the Products or the manufacture of the Products.
     BASF represents to Nanophase that BASF has full authority to enter into this Agreement.
     6.04. Indemnities. (a) Nanophase will, at its expense, defend against, hold BASF harmless from, and pay any final judgment against BASF or any of its customers arising out of (1) any claim that the Product or the manufacture of the Product infringed a patent, a trade secret or any other proprietary right (unless such claim results from designs or specifications provided by BASF) or (2) any claim arising out of the failure of any Product provided by Nanophase to meet the specifications applicable under Exhibit A at the time of shipment; provided that (i) BASF notifies Nanophase in writing of such claim or action, and (ii) Nanophase shall conduct the defense of such claim or action subject to the effective participation of BASF. In defending any claim or action referred to in clause (1) above, Nanophase may, at its option, agree to any settlement in which Nanophase shall either (x) procure, for the benefit of BASF, the right to continue to make and have made, use and sell Product; or (y) modify the Product or the method of manufacture thereof so that its making, use and sale shall no longer infringe, to the extent that the exercise of either such option does not result in a material adverse change in the Product or its cost. If Nanophase shall fail to diligently and effectively defend any such claim or action, BASF shall have the right to assume the defense without diminishing Nanophase’s indemnity obligations hereunder.
     (b) BASF will, at its expense, defend against, hold Nanophase harmless from, and pay any final judgment against Nanophase arising out of (1) any claim that modification of the Product by BASF or use of the Product in the Field infringed a patent, a trade secret or any other proprietary right (unless such claim results from infringements by Nanophase against which BASF is indemnified in (a) above) or (2) any claim by a third party arising out of the sale of Products by BASF (other than claims against which BASF is indemnified in (a) above) except to the extent due to an act or omission of Nanophase; provided that (i) Nanophase notifies BASF in writing of such claim or action, and (ii) BASF shall conduct the defense of such claim or action subject to the effective participation of Nanophase. If BASF shall fail to diligently and effectively defend any such claim or action, Nanophase shall have the right to assume the defense without diminishing BASF’s indemnity obligations hereunder.
VII. GENERAL
     7.01 Compliance With Law. Nanophase warrants to BASF that the manufacturing operations of Nanophase and the production and shipment of the Product will at all times comply with all applicable laws, including without limitation laws relating to protection of the environment.
     7.02 Plant Visits. Upon at least 14 days prior notice to Nanophase, BASF shall have the right to visit any Nanophase facility at which the Product is manufactured or stored during normal business hours. BASF may identify Nanophase as manufacturer of the Product to its customers and prospective customers and may bring customers and prospective customers to Nanophase’s facilities to observe the manufacturing process, subject to the execution by the customers of a confidentiality agreement no less restrictive than the provisions of Section 6.02. Upon request, BASF may review and copy all quality control documentation; provided that all such documentation shall be deemed “Confidential Information” subject to Section 6.02.
     7.03 Force Majeure. Neither party will be liable hereunder for any delay or failure to perform its obligations as a result of war, Act of God, Act of State, fire, flood, earthquake, riot, terrorist acts, terrorism generally affecting commerce, political disturbance, strike, shortage of materials, transportation difficulties, or other similar cause outside the control of the affected party for so long as such cause is operative, provided that the affected party shall promptly give notice of the occurrence of an event of force majeure and shall use best efforts to remedy the situation as soon as possible. For the duration of any event of force majeure affecting Nanophase, BASF may purchase its requirements of the Product (and such additional quantities as BASF may contractually require in connection with obtaining supply commitments) from sources other than Nanophase notwithstanding Section 2.02. If any failure or inability of Nanophase to ship the Product in accord with this Agreement arising from an event of force majeure shall not have been cured within 180 days after the first occurrence of such event, BASF may then exercise its rights to terminate this Agreement under Section 4.03(b)(i), provided that no such termination shall constitute a Triggering Event under Section 5.01. If an event of force majeure occurs, the parties will discuss in good faith the appropriate steps required to restore, at the earliest practical time, the ability of Nanophase to ship Product in accord with this Agreement.
     7.04. Limitation of Warranties. THE OBLIGATIONS OF NANOPHASE AND BASF EXPRESSLY STATED IN THIS AGREEMENT ARE IN LIEU OF ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED. TO THE EXTENT ALLOWABLE BY LAW, THIS EXCLUSION OF ALL OTHER WARRANTIES AND CONDITIONS EXTENDS TO IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE, AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW, OR FROM A COURSE OF DEALING OR USAGE OF TRADE.
     7.05. Governing Law. This Agreement shall be governed by and construed in accord with the laws of the State of Delaware.
     7.06. Assignment. This Agreement shall not be assigned by either party to any other person or entity, except to an affiliate of such party (defined under this Agreement as a company or other legal entity which controls, is controlled by, or is under common control with, respectively, BASF or Nanophase), without the other party’s prior written consent, which shall not be unreasonably withheld. This Agreement shall be binding upon, and inure to the benefit of, the respective successors and permitted assigns of the parties.
     7.07. Effect of Waiver. The waiver or failure of either party to exercise any right provided for in this Agreement shall not be deemed a waiver of any further or future right hereunder.
     7.08 Headings. The headings used in this Agreement are for convenience of reference only and are not to be used in interpreting the provisions of this Agreement.
     7.09. Complete Agreement. This Agreement is the exclusive statement of the understanding between the parties with respect to the subject matter of supplying the Product. It supersedes all prior agreements, negotiations, representations and proposals, written or oral, relating to this subject matter, with the exception that nothing in this Agreement is intended to waive or modify any part of the Zinc Oxide Supply Agreement; that certain Technology Agreement between BASF and Nanophase, effective February 1, 2002, as amended; that certain Mutual Confidentiality Agreement between BASF and Nanophase, entered into as of September 2, 1999; that certain Mutual Confidentiality Agreement between BASF and Nanophase, entered into as of November 15, 2000; that certain Confidentiality and Non-Use Agreement between BASF and Nanophase, dated as of September 4, 2001; and that certain Mutual Confidentiality

Agreement between BASF, Nanophase, Noveon Inc. and Schering Plough HealthCare Products Inc., entered into as of November 4, 2003. No provisions of this Agreement may be changed or modified except by an agreement in writing signed by the party to be bound. No provision of any Technology Agreement, purchase order or other instrument issued by BASF or by Nanophase that is inconsistent with the provisions of this Agreement shall affect this Agreement unless explicitly so stating and signed by both parties.
     7.10. Severability. If any provision of this Agreement is unenforceable in any particular case, such case shall not render unenforceable any other part of this Agreement. This Agreement shall be construed as not containing the particular provision or provisions held to be invalid or unenforceable to the extent of the particular case, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.
     7.11. Effectiveness of Agreement; Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.
     7.12 Notices. All notices provided for in this Agreement shall be in writing and made by personal delivery, courier, facsimile (with confirmation sheet), or first-class U.S. Mail (via certified and registered mail), addressed to the appropriate party at the respective address set forth below or to such other then-current address as is specified by notice:
             to Nanophase:
Nanophase Technologies Corporation
1319 Marquette Drive
Romeoville, Illinois 60446
Facsimile: 630-771-6734
Attention: Joseph E. Cross
             to BASF:
BASF Corporation
100 Campus Drive
Florham Park, New Jersey 07932
Facsimile: 973-245-6764
Attention: Marketing Manager, Cosmetic Solutions
Notices shall be effective upon receipt.

     7.13. No Agency. Nanophase and BASF are independent contractors and separate legal entities and shall in no way be interpreted as partners, joint venturers, agents, employees or legal representatives of each other for any purpose. Neither party shall be responsible for or bound by any act of the other party or the other party’s agents, employees or any persons in any capacity in its service.
     7.14 Equitable Relief. Each party acknowledges that the other may be irreparably harmed by any breach of Article II, Article IV or Article VI, and that damages alone may be an inadequate remedy for any such breach. Accordingly, the aggrieved party shall be entitled to seek equitable relief, including without limitation an injunction for specific performance, with respect to any such breach, without requirement of the posting of a bond or other surety.
          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the first date set forth above.

NANOPHASE TECHNOLOGIES		BASF CORPORATION
CORPORATION

By:	/s/ Joe Cross	By:	/s/ Simon D. Medley

Name:	Joe Cross	Name:	Simon D. Medley
Title:	CEO	Title:	Group VP Fine Chemicals

Exhibit A
ZCOTE HP-2 Zinc Oxide Specifications

Analytical
			data for each	Included on
I. Item	Range	Inspection Method	lot	COA
Appearance	[* * *]	[* * *]	[* * *]	[* * *]
ZnO Content	[* * *]%	[* * *]	[* * *]	[* * *]
ZnO Content	[* * *]	[* * *]	[* * *]	[* * *]
Loss on Ignition (as coated)	[* * *]%	[* * *]	[* * *]	[* * *]
Loss on drying (as coated)	[* * *]		[* * *]	[* * *]
Bulk Density	[* * *]	[* * *]	[* * *]	[* * *]
H2 gas evolution	[* * *]		[* * *]	[* * *]
Hydrophobicity passing status	[* * *]		[* * *]	[* * *]
Mineral Spirits Shake Test	[* * *]	[* * *]	[* * *]	[* * *]
Surface Energy Test	[* * *]	[* * *]	[* * *]	[* * *]
Formulation Test with Carbormer	[* * *]	[* * *]	[* * *]	[* * *]
     The following all assays are conducted on uncoated basis in accordance with current USP ZnO Monograph
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

Analytical
		A. Inspection	data for each	Included on
II. Item	Range	Method	lot	COA
III. ZnO Content	[* * *]%	[* * *]	[* * *]	[* * *]

IV. Identification A	[* * *]	[* * *]	[* * *]	[* * *]

V. Identification B	[* * *]	[* * *]	[* * *]	[* * *]

VI. Carbonate & color	[* * *]	[* * *]	[* * *]	[* * *]

VII. Alkalinity	[* * *]	[* * *]	[* * *]	[* * *]

VIII. Iron and other heavy metals	[* * *]	[* * *]	[* * *]	[* * *]

IX. Arsenic	[* * *]	[* * *]	[* * *]	[* * *]

X. Lead	[* * *]	[* * *]	[* * *]	[* * *]

XI. Loss on Ignition	[* * *]	[* * *]	[* * *]	[* * *]
Additional non monograph analysis (uncoated basis)

Analytical
			data for each	Included on
XII. Item	Range	Inspection Method	lot	COA
XIII. Residue on 325 mesh	[* * *]%	[* * *]	[* * *]	[* * *]O

XIV. Specific Surface Area (BET)	[* * *]	[* * *]	[* * *]	[* * *]

XV. Lead as Pb	[* * *]	[* * *]	[* * *]	[* * *]
Manufacturing Conditions
     The Product under this Agreement will be manufactured under cGMP standards (as defined in the applicable sections in 21 CFR Parts 210 and 211), as applicable, and such other standards as the parties may mutually agree from time to time.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

Purity
The Product will meet USP and BP purity requirements. At least [* * *]% of the Product made will meet the JSCI standard for purity. The Product will be free of foreign bodies.
Particle Size
It is the present intention of the parties that the specifications for particle size of the Product applicable under this Agreement will be those set forth below. The parties will conduct additional tests to validate such specifications.
The particle size of the Product under this Agreement shall measure a BET of [* * *] meter square per gram of uncoated zinc oxide Product.
From samples produced by Nanophase, a Reference Standard will be established and inventoried for comparison and instrument calibration.
The parties will determine at a later date such specifications in this Exhibit A as may be applicable to nanostructured coated zinc oxide or titanium dioxide Product under this Agreement.
Packaging
The Product packaging and labeling will be specified by BASF.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

Exhibit B
Subject to pricing changes provided under Exhibit C to this Agreement, the following are the pricing components for the Product under this Agreement, F.O.B. Nanophase’s Plant.
1. The price per kilogram of nanostructured coated zinc oxide Product will be the sum of: (a) the price of the uncoated nanocrystalline formulation of zinc oxide, as determined from time to time under the following price table for cGMP zinc oxide:

Kg Quantity	Price/Kg
250,000 – 299,999	$[* * *]
300,000 – 349,999	$[* * *] [* * *]
350,000 – 399,999	$[* * *]
400,000 – 449,000	$[* * *]
450,000 – 499,999	$ [* * *]
500,000 – 549,999	$ [* * *][* * *]
550,000 – 649,999	$ [* * *]
650,000 – 750,000	$ [* * *]
and (b) the $[* * *] per kilogram cost of providing nanostructured surface treatment for coating the HP-2 nanocrystalline formulation of zinc oxide (provided that if the total quantity of Product in an order is less than kilograms, the cost of providing nanostructured surface treatment for coating the HP-2 nanocrystalline formulation of zinc oxide shall be $[* * *] per kilogram) and the $[* * *] per kilogram cost of providing surface treatment for coating the HP-1 nanocrystalline formulation of zinc oxide; and (c) the total applicable pass-through costs (including, without limitation, the price of monomers and chemicals used in nanostructured surface treatment, packaging components, labeling and transportation), as determined from time to time under the above price table.
2. The price per kilogram of nanostructured coated titanium dioxide Product will be the sum of: (a) [* * *]for coating the nanocrystalline formulation of titanium dioxide supplied by BASF; and (b) the total[* * *].
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

Exhibit C
Beginning January 2007, the pricing set forth in Exhibit B shall be subject to changes in Nanophase’s labor costs and the prices Nanophase pays for zinc metal as follows.

1. For zinc metal:	[* * *].

2. For labor:	[* * *].
The price change per kilogram of the Product shall equal % of the calculated price change for zinc metal plus % of the calculated increase in hourly labor rates per the above Index. As an example, a price change due to a change in the price of zinc metal and labor would be calculated as follows:

Factor	Price at period start	Price at period end	Change
Zinc metal per kilogram	$[* * *]	$[* * *]	$[* * *]
Labor	$[* * *]	$[* * *]	$[* * *]
Assuming that the price for the Product on January 1 of a given calendar year was $[* * *] per kilogram, then the net price change to be implemented January 1 of the next calendar year is equal to:
$[* * *] + $([* * *] x [* * *]) + $([* * *] x [* * *]) = $[* * *]
For a period of [* * *] months following Nanophase’s notifying BASF of any pricing changes pursuant to this Exhibit C, BASF shall be entitled, at its own cost, to engage an independent certified public accounting firm, acceptable to Nanophase, to inspect Nanophase’s applicable records of its zinc metal prices paid during the relevant [* * *]-month period in order to verify the accuracy of the pricing change. Any such inspection shall be made no more than once every twelve months during the term of this Agreement and only after reasonable advance notice to Nanophase and during its normal business hours. If the independent accounting firm finds any discrepancies in the price changes in BASF’s favor, Nanophase agrees to modify the pricing of Product retroactively in BASF’s favor.
BASF and Nanophase agree to the following program to minimize BASF’s total supply chain costs:
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.

The parties will form a “Cost Reduction Team” whose target is to reduce BASF’s total supply chain cost per kilogram of Product by [* * *] percent ([* * *]%) annually. The “base costs” include all costs of purchasing, packaging, analyzing and shipping Products as of January 1, 2005 (except labor costs, which are adjusted via the U.S. Governmental Monthly Labor Report described above in this Exhibit C). Savings generated from the Cost Reduction program will be reflected in BASF’s purchase price of Products as follows:
O Zinc metal raw material, coating monomers and other raw materials: [* * *]% of savings to BASF;

O supply chain and transportation savings: [* * *]% to BASF;

O Nanophase’s manufacturing efficiencies resulting from the Cost Reduction Program: [* * *]% to BASF;

O packaging: [* * *]% to BASF;

O analytical costs: [* * *]% to BASF.
Nanophase will notify BASF after Nanophase realizes any of the above savings, and as soon as practical thereafter, Nanophase shall incorporate such savings into the pricing for Product sold to BASF hereunder.
*** CONFIDENTIAL TREATMENT REQUESTED—This confidential portion has been omitted from this document and filed separately with the Commission.